Exhibit 2.1

AMENDMENT NO. 2 TO MERGER AGREEMENT

This AMENDMENT NO. 2 TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of November 6, 2025, by and among (i) Cyabra Strategy Ltd., a private company organized in Israel (the “Company”), Trailblazer Merger Corporation I, a Delaware corporation (“Parent), Trailblazer Holdings, Inc., a Delaware corporation (“Holdings”), and Trailblazer Merger Sub, Ltd., an Israeli company (“Merger Sub” and together with the Company, Parent and Holdings, the “Parties” and each, a “Party”). Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Merger Agreement, dated as of July 22, 2024 (the “Original Agreement”);

WHEREAS, pursuant to the Original Agreement, among other things, upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into the Company, with the Company being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Holdings;

WHEREAS, the Parties entered into that certain Amendment No. 1 to the Merger Agreement, dated as of November 11, 2024 (the “First Amendment” and the Original Agreement as amended by the First Amendment, the “First Amended Agreement”); and

WHEREAS, in connection with the Business Combination, the Parties desire to amend the First Amended Agreement upon the terms and subject to the conditions set forth herein (the First Amended Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time in accordance with its terms, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Amendments to the Agreement.

1.1 Amendments to Recitals.

1.1.1 Paragraph J of the recitals to the Agreement is hereby amended and restated in its entirety as follows:

“In connection with the transactions contemplated by this Agreement, Holdings will enter into subscription agreements, in the form and substance as reasonably agreed upon by Holdings and the Company (the “Subscription Agreements”), with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Holdings Series B Preferred Stock, except as otherwise set forth in Section 8.8 of this Agreement, in a private placement which will close concurrently with the Closing (the “PIPE Investment”);”

1.1.2 Paragraph I of the recitals to the Agreement is hereby amended to add the following proviso at the end of the paragraph:

“provided, further, that pursuant to the terms of those certain Promissory Notes issued (the “Additional Promissory Note”), issued by the Company in favor of an Affiliate of the Sponsor in the aggregate amount of $1,400,000 as of the date hereof, the Additional Promissory Note shall convert and form a part of the 2024 Convertible Notes.”

1.2 Amendment to Definitions.

1.2.1 The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Base Purchase Price” means $106,000,000.

“Company Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value per share other than the LifeSci Ordinary Shares, the Lowenstein Ordinary Shares and the Loeb Ordinary Shares.

“Company Preferred Shares” means the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series C-1 Preferred Shares of the Company.”

1.2.2 The following definitions shall be added to Section 1.1 of the Agreement as follows:

“Holdings Series A Preferred Stock” means Holdings’ Series A Convertible Preferred Stock, $0.0001 par value per share.

“Holdings Series B Preferred Stock” means Holdings’ Series B Convertible Preferred Stock, $0.0001 par value per share.

“Holdings Series C Preferred Stock” means Holdings’ Series C Convertible Preferred Stock, $0.0001 par value per share.

“LifeSci Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value per share, issued to LifeSci Capital LLC.

“Loeb Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value per share, issued to Loeb & Loeb LLP.

“Lowenstein Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value per share, to Lowenstein Sandler, LLP.

1.3 Amendment to Section 3.1. Section 3.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than any such Company Preferred Shares cancelled pursuant to Section 3.1(a) and the Company Preferred Shares issued to the holders of the 2024 Convertible Notes which may, at the election of such holder, instead convert into the right to receive shares of Holdings Series A Preferred Stock) shall, in accordance with the Company Articles, be converted (x) first into Company Ordinary Shares and (y) then into the right to receive a number of shares of Parent Common Stock equal to: (i) the Conversion Ratio multiplied by (ii) the number of Company Ordinary Shares issuable upon conversion of such share of Company Preferred Shares as of immediately prior to the Effective Time (the “Per Preferred Share Merger Consideration”).”

1.4 Amendment to Section 3.3. The word “Reserved” is hereby deleted and replaced with the following: “ Parent Convertible Note. The Second Amended and Restated Promissory Note of the Parent in favor of the Sponsor dated as of July 29, 2025, as amended, shall convert into Holdings Series C Preferred Stock upon the Closing pursuant to the terms set forth therein.”

1.5 Amendment to Section 3.6. The words “December 31, 2025” in Section 3.6(a) of the Agreement are hereby deleted and replaced with the words “December 31, 2026”.

1.6 New Section 3.11. A new Section 3.11 is hereby added to the Agreement:

“Conversion of Advisor Shares. At the Effective Time, as a result of the Merger and without any action on the part of any of the Parties hereto, the following actions shall occur:

(a) LifeSci Ordinary Shares. The LifeSci Ordinary Shares shall automatically convert into 105,000 shares of Holdings Common Stock.

(b) Loeb Ordinary Shares. The Loeb Ordinary Shares shall automatically convert into 1,000,000 shares of Holdings Common Stock.

(c) Lowenstein Ordinary Shares. The Lowenstein Ordinary Shares shall automatically convert into 1,000,000 shares of Holdings Common Stock.”

1.7 Amendment to Section 7.4. The last sentence of Section 7.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding the foregoing or anything in the disclosure schedules to the contrary, not less than 90% of the Company Shareholders, other than the holders of Series B Preferred Shares of the Company, Series C Preferred Shares of the Company or Series C-1 Preferred Shares of the Company, shall enter into a Lock-Up Agreement with Parent.”

1.8 Amendment to Section 10.1.

1.8.1 The words “March 1, 2025” in Section 10.1(a) of the Agreement are hereby deleted and replaced with the words “February 1, 2026”.

1.8.2 The date in the proviso in Section 10.1(a) of the Agreement shall be amended to be” February 1, 2026”..

2.	Miscellaneous.

2.1 No Further Amendment. The Parties agree that all other provisions of the First Amended Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the First Amended Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. The provisions of Article XI of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Parent:

TRAILBLAZER MERGER CORPORATION I

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

Merger Sub:

TRAILBLAZER MERGER SUB LTD.

By:	/s/ Chanan Schneider
Name:	Chanan Schneider
Title:	Director

Holdings:

TRAILBLAZER HOLDINGS, INC.

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

Company:

CYABRA STRATEGY LTD.

By:	/s/ Dan Brahmy
Name:	Dan Brahmy
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Merger Agreement]